                                                                    EXHIBIT 99.1


                   CCB Financial Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                                   1999                    1998
                                                                            --------------------------------------------
                                                                               (In Thousands Except for Share Data)
Assets:
Cash and due from banks (note 3)                                          $             300,051                 250,922
                                                                            --------------------------------------------
Time deposits in other banks                                                             63,020                  59,529
                                                                            --------------------------------------------
Federal funds sold and other short-term investments                                      37,918                 430,000
                                                                            --------------------------------------------
Investment securities (notes 4 and 8):
   Available for sale (amortized cost of
      $1,585,372 and $1,262,477)                                                      1,563,120               1,284,198
                                                                            --------------------------------------------
   Held to maturity (market values of $75,448 and $85,277)                               73,370                  80,189
                                                                            --------------------------------------------
Loans (notes 5, 8 and 9)                                                              5,954,184               5,487,337
   Less reserve for loan losses (note 6)                                                 77,266                  73,182
                                                                            --------------------------------------------
      Net loans                                                                       5,876,918               5,414,155
                                                                            --------------------------------------------
Premises and equipment (notes 7 and 9)                                                  113,858                  92,770
Other assets (notes 5 and 13)                                                           158,043                 128,590
                                                                            --------------------------------------------
      Total assets                                                        $           8,186,298               7,740,353
------------------------------------------------------------------------------------------------------------------------

Liabilities:
Deposits:
   Demand (noninterest-bearing)                                           $             833,389                 854,938
   Savings and NOW accounts                                                             852,265                 863,920
   Money market accounts                                                              1,895,099               1,784,091
   Jumbo certificates of deposit (note 8)                                               422,280                 452,808
   Time deposits (note 8)                                                             2,713,992               2,504,007
                                                                            --------------------------------------------
       Total deposits                                                                 6,717,025               6,459,764
Short-term borrowed funds (note 8)                                                      329,670                 288,256
Long-term debt (note 9)                                                                 328,922                 216,695
Other liabilities (notes 10 and 13)                                                      90,720                  87,744
                                                                            --------------------------------------------
      Total liabilities                                                               7,466,337               7,052,459
                                                                            --------------------------------------------

Shareholders' equity (notes 4, 11 and 15):
Serial preferred stock.  Authorized 10,000,000 shares; none issued                            -                       -
Common stock of $5 par value.  Authorized 100,000,000 shares;
  39,579,808 and 40,345,214 shares issued in 1999 and 1998, respectively                197,900                 201,726
Additional paid-in capital                                                               29,690                  73,771
Retained earnings                                                                       506,092                 399,066
Accumulated comprehensive income (loss)                                                 (13,721)                 13,331
                                                                            --------------------------------------------
      Total shareholders' equity                                                        719,961                 687,894
                                                                            --------------------------------------------
      Total liabilities and shareholders' equity                          $           8,186,298               7,740,353
------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (note 14)

See accompanying notes to consolidated financial statements.

                   CCB Financial Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                1999                1998              1997
                                                                           -----------------------------------------------------
                                                                                   (In Thousands Except Per Share Data)
Interest income:
Interest and fees on loans                                              $          478,908             470,664          442,618
Interest and dividends on investment securities:
   U.S. Treasury                                                                    23,127              27,502           31,546
   U.S. Government agencies and corporations                                        65,255              53,117           55,613
   States and political subdivisions (primarily tax-exempt)                          4,360               4,738            4,840
   Equity and other securities                                                       3,147               3,135            3,070
Interest on time deposits in other banks                                             2,750               2,377            2,716
Interest on federal funds sold and other short-term investments                     12,052              15,893           10,060
                                                                           -----------------------------------------------------
      Total interest income                                                        589,599             577,426          550,463
                                                                           -----------------------------------------------------

Interest expense:
Deposits                                                                           232,767             232,609          229,600
Short-term borrowed funds (note 8)                                                  12,016              11,822           15,371
Long-term debt (note 9)                                                             12,764              10,131            5,128
                                                                           -----------------------------------------------------
      Total interest expense                                                       257,547             254,562          250,099
                                                                           -----------------------------------------------------
Net interest income                                                                332,052             322,864          300,364
Provision for loan losses (note 6)                                                  14,296              15,884           16,376
                                                                           -----------------------------------------------------
Net interest income after provision for loan losses                                317,756             306,980          283,988
                                                                           -----------------------------------------------------

Other income:
Service charges on deposit accounts                                                 61,831              54,117           44,937
Trust and custodian fees                                                            12,574              10,221            8,415
Sales and insurance commissions                                                     12,806              10,835            9,433
Merchant discount                                                                   11,866               8,826            7,017
Secondary marketing and servicing of mortgages                                       9,131              12,865            8,179
Accretion of negative goodwill from acquisitions                                     3,356               3,356            3,356
Other operating                                                                     12,675              10,683           11,582
Gain on sale of credit card receivables                                             32,837                   -                -
Investment securities gains (note 4)                                                 1,381               2,205              578
Investment securities losses (note 4)                                                   (3)                (27)             (98)
                                                                           -----------------------------------------------------
      Total other income                                                           158,454             113,081           93,399
                                                                           -----------------------------------------------------

Other expenses:
Personnel (note 10)                                                                136,305             124,419          114,572
Net occupancy (note 14)                                                             17,331              15,890           15,595
Equipment (note 14)                                                                 17,713              14,522           12,867
Merger-related expense (note 2)                                                          -                   -           17,916
Other operating (note 12)                                                           72,687              75,386           65,248
                                                                           -----------------------------------------------------
      Total other expenses                                                         244,036             230,217          226,198
                                                                           -----------------------------------------------------

Income before income taxes                                                         232,174             189,844          151,189
Income taxes (note 13)                                                              81,351              68,632           55,765
                                                                           -----------------------------------------------------
Net income                                                              $          150,823             121,212           95,424
--------------------------------------------------------------------------------------------------------------------------------

Earnings per common share (note 11):
   Basic                                                                $             3.77                2.96             2.31
   Diluted                                                                            3.74                2.93             2.28

Weighted average shares outstanding (note 11):
   Basic                                                                            39,944              40,898           41,438
   Diluted                                                                          40,315              41,409           41,947

See accompanying notes to consolidated financial statements.

                   CCB Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  Years Ended December 31, 1999, 1998 and 1997

                                                                                          Accumulated
                                                                                             Other
                                                           Additional                   Comprehensive    Management       Total
                                              Common        Paid-In      Retained           Income       Recognition  Shareholders'
                                               Stock         Capital      Earnings          (Loss)          Plans         Equity
                                          -----------------------------------------------------------------------------------------
Balance December 31, 1996                 $    206,338        140,617       257,903             7,329          (738)        611,449

 Net income                                      -             -             95,424           -               -              95,424
 Other comprehensive income -
   Unrealized gains on securities, net
       of deferred tax expense of
       $3,956 and reclassification
       adjustment (note 4)                       -             -             -                  6,651         -               6,651
                                           -----------------------------------------------------------------------------------------
          Total comprehensive income                                                                                        102,075
 Restricted stock transactions,
    net (note 10)                                   54            373           (27)          -               -                 400
Stock options exercised, net
   of shares tendered (note 10)                  1,377          2,729          (689)          -               -               3,417
Earned portion of management recognition
  plan (note 10)                                 -             -             -                -                 706             706
 Other transactions, net                            (5)            65             3           -               -                  63
 Cash dividends ($.89 per share)                 -             -            (36,750)          -               -             (36,750)
                                             ---------------------------------------------------------------------------------------

 Balance December 31, 1997                     207,764        143,784       315,864            13,980           (32)        681,360

 Net income                                      -             -            121,212           -               -             121,212
 Other comprehensive loss  -
   Unrealized losses on securities, net of
       deferred tax benefit of $484 and
       reclassification adjustment (note 4)      -             -             -                   (649)        -                (649)
                                            ----------------------------------------------------------------------------------------
          Total comprehensive income                                                                                        120,563
Restricted stock transactions, net
  (note 10)                                         42            503           (10)          -               -                 535
Stock options exercised, net of
   shares tendered (note 10)                       879          1,497          (403)          -               -               1,973
Earned portion of management recognition
   plan (note 10)                                -             -             -                -                  32              32
 Purchase and retirement of shares              (6,957)       (72,445)        2,801           -               -             (76,601)
 Other transactions, net                            (2)           432        -                -               -                 430
 Cash dividends ($.99 per share)                 -             -            (40,398)          -               -             (40,398)
                                             ---------------------------------------------------------------------------------------

 Balance December 31, 1998                     201,726         73,771       399,066            13,331         -             687,894

 Net income                                      -             -            150,823           -               -             150,823
 Other comprehensive loss  -
   Unrealized losses on securities, net
      of deferred tax benefit of $16,920
      reclassification adjustment (note 4)       -             -             -                (27,052)        -             (27,052)
                                             ---------------------------------------------------------------------------------------
          Total comprehensive income                                                                                        123,771
 Restricted stock transactions, net
    (note 10)                                        9             93        -                -               -                 102
Stock options exercised, net
    of shares tendered (note 10)                   486            216        -                -               -                 702
 Shares issued in acquisition (note 2)           3,228         23,067        -                -               -              26,295
 Purchase and retirement of shares              (7,548)       (67,448)       -                -               -             (74,996)
 Other transactions, net                            (1)            (9)       -                -               -                 (10)
 Cash dividends ($1.10 per share)                -             -            (43,797)          -               -             (43,797)
                                             ---------------------------------------------------------------------------------------

 Balance December 31, 1999                $    197,900         29,690       506,092           (13,721)        -             719,961
                                             ---------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                   CCB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                                                                    1999             1998            1997
                                                                             -----------------------------------------------
                                                                                                (In Thousands)
Operating activities:
Net income                                                                $        150,823         121,212           95,424
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation, amortization and accretion, net                                    25,331          16,859           23,418
   Provision for loan losses                                                        14,296          15,884           16,376
   Net gain on sales of investment securities                                       (1,378)         (2,178)            (480)
   Gains on sales of mortgage loans and credit card receivables                    (36,315)              -                -
   Sales of loans held for sale                                                    724,883         576,595          232,095
   Origination of loans held for sale                                             (771,710)       (630,658)        (214,170)
   Changes in:
     Accrued interest receivable                                                    (5,230)          2,084           (4,202)
     Accrued interest payable                                                          429          (1,668)         (17,550)
     Other assets                                                                   12,503          27,631              821
     Other liabilities                                                               1,281          (4,282)             905
   Other operating activities, net                                                  (6,507)         (5,053)          (5,600)
                                                                             -----------------------------------------------
      Net cash provided by operating activities                                    108,406         116,426          127,037
                                                                             -----------------------------------------------

Investing activities:
Proceeds from:
  Maturities and issuer calls of investment securities held to maturity              7,636           1,407            2,622
  Sales of investment securities available for sale                                 44,715          36,036          176,481
  Maturities and issuer calls of investment securities available for               550,654         628,252          501,394
    sale
  Sales of mortgage loans and credit card receivables                              386,729               -           25,658
Purchases of:
  Investment securities available for sale                                        (912,932)       (571,024)        (677,990)
  Premises and equipment                                                           (34,980)        (18,129)         (10,584)
Net originations of loans                                                         (684,329)       (360,194)        (529,365)
Net cash acquired (paid) in acquisitions and dispositions                          (11,385)         (8,675)          14,577
                                                                             -----------------------------------------------
      Net cash used by investing activities                                       (653,892)       (292,327)        (497,207)
                                                                             -----------------------------------------------

Financing activities:
Net increase in deposit accounts                                                   203,910         484,220          243,143
Net increase (decrease) in short-term borrowed funds                                30,614          11,819          (80,402)
Proceeds from issuance of long-term debt                                           154,600         126,140           50,129
Repayments of long-term debt                                                       (64,558)        (10,131)          (7,997)
Issuances of common stock from exercise of stock options, net                          261           1,973            3,417
Purchase and retirement of common stock                                            (74,996)        (76,601)               -
Other equity transactions, net                                                         (10)            (14)             (44)
Cash dividends paid                                                                (43,797)        (40,398)         (36,750)
                                                                             -----------------------------------------------
      Net cash provided by financing activities                                    206,024         497,008          171,496
                                                                             -----------------------------------------------

Net increase (decrease) in cash and cash equivalents                              (339,462)        321,107         (198,674)
Cash and cash equivalents at beginning of year (note 1)                            740,451         419,344          618,018
                                                                             -----------------------------------------------
Cash and cash equivalents at end of year (note 1)                         $        400,989         740,451          419,344
============================================================================================================================

Supplemental disclosures of cash flow information:
Interest paid during the year                                             $        257,118         256,250          267,649
Income taxes paid during the year                                                   81,492          71,618           57,597

See accompanying notes to consolidated financial statements.

                   CCB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts and results of operations of CCB Financial Corporation ("CCB") and its wholly-owned subsidiaries, Central Carolina Bank and Trust Company ("CCB Bank"), American Federal Bank, FSB ("AmFed") and Central Carolina Bank-Georgia ("CCB-Ga.") (collectively, the "Subsidiary Banks"). The consolidated financial statements also include the accounts and results of operations of the wholly-owned subsidiaries of CCB Bank (CCB Investment and Insurance Service Corporation; CCBDE, Inc.; Salem Trust Company; Salem Advisors, Inc.; Southland Associates, Inc. and Corcoran Holdings, Inc. and its subsidiary, Watts Properties, Inc.) and AmFed (American Service Corporation of S.C.; AMFEDDE, Inc.; Mortgage North; Finance South, Inc. and McBee Holdings, Inc. and its subsidiary, Greenville Participations, Inc.). All significant intercompany transactions and accounts are eliminated in consolidation. CCB operates as one business segment.

CCB Bank and AmFed provide a full range of banking services to individual and corporate customers through their branch networks based in North Carolina and South Carolina, respectively. CCB Bank also provides trust services to customers in Virginia and Florida through trust offices located in each of those states. CCB-Ga. is a special purpose bank that provided nationwide credit card services until the sale of the majority of its credit card receivables during 1999. CCB-Ga. is in the process of being dissolved. Neither CCB nor its Subsidiary Banks have foreign operations. CCB believes that there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or nonperformance would materially affect CCB's results. Products and services offered to customers include traditional banking services such as accepting deposits; making secured and unsecured loans; renting safety deposit boxes; performing trust functions for corporations, employee benefit plans and individuals; and providing certain insurance and brokerage services. The Subsidiary Banks are subject to competition from other financial entities and are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

Certain amounts for prior years have been reclassified to conform to the 1999 presentation. These reclassifications have no effect on shareholders' equity or net income as previously reported.

Financial Statement Presentation

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported balances of assets and liabilities as of the date of the balance sheet and income and expenses for the periods presented. Actual results could differ from those estimates.

For purposes of the Statements of Cash Flows, CCB considers time deposits in other banks, federal funds sold and other short-term investments to be cash equivalents.

Investment Securities

CCB classifies its investment securities in one of the three following categories: (a) debt securities that CCB has the positive intent and ability to hold to maturity are classified as held for investment and reported at amortized cost; (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and (c) debt and equity securities not classified as either held for investment or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. CCB has had no securities classified as trading securities. The net unrealized gains or losses on securities available for sale, net of taxes, are reported as a separate component of shareholders' equity. Changes in market values of securities classified as available for sale will cause fluctuations in shareholders' equity. Unrealized losses on securities held to maturity due to fluctuations in fair value are recognized when it is determined that an other than temporary decline in value has occurred.

Investment securities classified as available for sale will be considered in CCB's asset/liability management strategies and may be sold in response to changes in interest rates, liquidity needs and/or significant prepayment risk. The cost of investment securities sold is determined by the "identified certificate" method. Premium amortization and discount accretion are computed using the interest method.

Loan Portfolio

The loan portfolio is comprised of the following: commercial, financial and agricultural; real estate-construction; real estate-mortgage; instalment loans to individuals, revolving credit accounts and leases. The lease portfolio includes rolling stock such as automobiles, trucks and trailers as well as a broadly diversified base of equipment.

Interest income on loans is recorded on the accrual basis. Accrual of interest on loans (including impaired loans) is discontinued when management deems that collection of additional interest is doubtful. Interest received on nonaccrual loans and impaired loans is generally applied against principal or may be reported as interest income depending on management's judgment as to the collectibility of principal. When borrowers with loans on a nonaccrual status demonstrate their ability to repay their loans in accordance with the contractual terms of the notes, the loans are returned to accrual status.

Reserve for Loan Losses

The reserve for loan losses is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. The reserve is maintained at a level considered adequate by management to provide for probable loan losses. The reserve is comprised of specific loan loss allocations, nonaccrual loan and classified loan allocations, and general allocations by loan type for all other loans. Specific loan loss allocations are determined for significant credits where management believes that a risk of loss exists.

While management uses the best information available on which to base estimates, future adjustments to the reserve may be necessary if economic conditions, particularly in the Subsidiary Banks' markets, differ substantially from the assumptions used by management. Additionally, bank regulatory agency examiners periodically review the loan portfolio and may require CCB to charge-off loans and/or increase the reserve for loan losses to reflect their assessment of the collectibility of loans based on available information at the time of their examination.

For all specifically reviewed loans for which it is probable that the Subsidiary Banks will be unable to collect all amounts due according to the terms of the loan agreement, the Subsidiary Banks determine a value at either the present value of expected cash flows discounted at the loan's effective interest rate, or if more practical, the market price or value of the collateral. If the resulting value of the impaired loan is less than the recorded balance, impairment is recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated lives of the assets on accelerated and straight-line methods. Leasehold improvements are amortized over the term of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Other Real Estate

Other real estate acquired through loan foreclosures is valued at the lower of cost or fair value less estimated cost of sale.

Mortgage Servicing Rights

Mortgage servicing rights ("MSR") are the rights to service mortgage loans for others which are capitalized and included in "other assets" on the Consolidated Balance Sheets at the lower of their cost or market. The cost of mortgage loans originated or purchased is allocated between the cost of the loans and the MSR. Capitalization of the allocated cost of MSR occurs when the underlying loans are sold or securitized. The cost of the MSR is amortized over the estimated period of and in proportion to net servicing revenues. MSR for loans originated by the Subsidiary Banks prior to 1996 were not capitalized in accordance with the then current accounting standards.

CCB periodically evaluates MSR for impairment by estimating the fair value based on market prices for similar servicing assets. For purposes of impairment evaluation, the MSR are stratified based on predominate risk characteristics of the underlying loans, including loan type (conventional or government), term and amortization type (fixed or adjustable). If the carrying value of the MSR exceed the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees up to the original cost of the MSR.

Subordinated Notes

Underwriting discounts and commissions and issuance expenses of the subordinated notes are included in "other assets" on the Consolidated Balance Sheets. These expenses are being amortized over the life of the subordinated notes.

Intangibles Arising from Acquisitions

Intangible assets arising from acquisitions result from CCB paying amounts in excess of fair value for businesses, core deposits and tangible assets acquired. Such amounts are being amortized by systematic charges to income over a period no greater than the estimated remaining life of the assets acquired or not exceeding the estimated remaining life of the existing deposit base assumed (primarily for up to 10 years). Goodwill is amortized on a straight-line basis over periods ranging from 10 to 20 years. CCB's unamortized goodwill is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. Unamortized goodwill associated with disposed assets is charged to current earnings.

Negative goodwill, included in "other liabilities" on the Consolidated Balance Sheets, represents the excess of fair value of net assets acquired over cost after recording the liability for recaptured tax bad debt reserves and after reducing the basis in noncurrent assets acquired to zero. Negative goodwill is being accreted into earnings on a straight-line basis over the estimated periods to be benefited (generally 10 years).

Comprehensive Income

Comprehensive income is the change in CCB's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income
(loss). CCB's "other comprehensive income (loss)" for the three-year period ended December 31, 1999 and "accumulated other comprehensive income (loss)" as of December 31, 1999 and 1998 are comprised solely of unrealized gains and losses on certain investments in debt and equity securities.

Income Taxes

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt interest income. Deferred income taxes are provided when there is a difference between the periods items are reported for financial statement purposes and when they are reported for tax purposes and are recorded at the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Subsequent changes in tax rates will require adjustment to these assets and liabilities.

Incentive and Performance Unit Plans

CCB has incentive and related performance unit plans covering certain officers of CCB and the Subsidiary Banks. The market value of shares issued under the incentive plans and the estimated value of awards under the performance unit plans are being charged to operating expense over periods of up to three years.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages but does not require that companies record compensation cost for stock-based employee compensation plans at fair value.
CCB has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for

Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. CCB's stock options have no intrinsic value at grant date, and consequently, no compensation cost is recognized for them.

An employer that continues to apply the intrinsic value accounting method rather than the "fair value based method" must disclose certain pro forma information. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. The required pro forma amounts reflect the difference between compensation cost, if any, included in net income and the related cost measured by the fair value based method, including tax effects, that would have been recognized in the income statement if the fair value based method had been used.

Stock Split and Per Share Data

All share and per share data has been retroactively restated for the two-for-one stock split effected in the form of a 100% stock dividend paid on October 1, 1998.

Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

Fair Value of Financial Instruments

The financial statements include disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instrument. As the fair value of certain financial instruments and all nonfinancial instruments are not presented, the aggregate fair value amounts presented do not represent the underlying value of CCB.

Derivative Financial Instruments

CCB uses off-balance sheet derivative contracts for interest rate risk management. These contracts are accounted for on the accrual basis and the net interest differential, including premiums paid, if any, are recognized as an adjustment to interest income or expense of the related asset or liability. CCB does not utilize derivative financial instruments for trading purposes.

(2)  ACQUISITIONS

On October 1, 1999, CCB acquired Stone Street Bancorp, Inc. ("Stone Street"), a $129 million savings bank located in the Winston-Salem, North Carolina area.
The acquisition was accounted for as a purchase and resulted in the issuance of approximately 646,000 shares of CCB stock. In accordance with purchase accounting, the operations and income of Stone Street are included in the income of CCB from the date of purchase. Goodwill totaling $3.6 million was recorded in the acquisition and is being amortized over a 15-year period. The Stone Street acquisition is not material to CCB's financial position or net earnings and pro forma information is not deemed necessary.


(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Subsidiary Banks are required to maintain reserve and clearing balances with the Federal Reserve Bank. These balances are included in "cash and due from banks" on the Consolidated Balance Sheets. For the reserve maintenance periods in effect at both December 31, 1999 and 1998, the Subsidiary Banks were required to maintain average reserve and clearing balances of $7,600,000.


(4) INVESTMENT SECURITIES

Investment securities with amortized costs of approximately $829,416,000 at December 31, 1999 and $638,400,000 at December 31, 1998 were pledged to secure public funds on deposit, repurchase agreements and for other purposes required by law. The investment securities portfolio is segregated into securities available for sale and securities held to maturity.

CCB's other comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 and accumulated other comprehensive income (loss) as of December 31, 1999 and 1998 are comprised solely of unrealized gains and losses on certain investments in debt and equity securities. Other comprehensive income
(loss) for the years ended December 31, 1999, 1998 and 1997 follows:

                                                                           1999                 1998               1997
                                                                    -------------------------------------------------------
                                                                                            (In Thousands)
Unrealized holding gains (losses) arising during the year              $(26,225)                    658            6,939
Less reclassification adjustment for net realized gains,
   net of tax                                                               827                   1,307              288
                                                                    -------------------------------------------------------
Unrealized gains (losses) on securities,
   net of applicable income taxes                                      $(27,052)                   (649)           6,651
---------------------------------------------------------------------------------------------------------------------------

Securities Available for Sale

Securities available for sale are presented on the Consolidated Balance Sheets at their market value. The amortized cost and approximate market values of these securities at December 31, 1999 and 1998 were as follows:

                                                         1999                                           1998
                                   Amortized   Unrealized  Unrealized    Market     Amortized   Unrealized  Unrealized   Market
                                     Cost        Gains       Losses      Value        Cost         Gains      Losses     Value
                                  --------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
U.S. Treasury                      $  354,316    1,977       (1,063)      355,230       389,043     11,871        --        400,914
U.S. Government agencies
    and corporations                1,109,062      439      (25,264)    1,084,237       672,502      4,222      (563)       676,161
Mortgage-backed securities             74,647    1,356          (98)       75,905       153,865      5,102        --        158,967
Equity securities                      47,347      539         (138)       47,748        47,067      1,090        (1)        48,156
                                  --------------------------------------------------------------------------------------------------
   Total                           $1,585,372    4,311      (26,563)    1,563,120     1,262,477     22,285      (564)     1,284,198
====================================================================================================================================

Equity securities include CCB Bank's and AmFed's required investment in stock of the Federal Home Loan Bank (the "FHLB") which totaled $25,494,000 at
December 31, 1999 and $25,423,000.00 at December 31, 1998. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amounts were deemed to be a reasonable estimate of fair value.

Net unrealized gains (losses) on securities available for sale totaled $(22,252,000), $21,721,000, and $22,731,000 at December 31, 1999, 1998 and 1997,
respectively, and are included as a component of shareholders' equity, net of deferred tax liabilities (benefits) of $(8,531,000), $8,390,000 and $8,751,000 at December 31, 1999, 1998 and 1997, respectively. In the opinion of management, no securities are permanently impaired.

Gross gains and losses from sales of investment securities available for sale totaled $1,303,000 and $3,000, respectively in 1999, $2,203,000 and $26,000, respectively, in 1998 and $578,000 and $98,000, respectively, in 1997.

Following is a maturity schedule of securities available for sale at December 31, 1999:

                                         Amortized          Carrying
                                           Cost               Value
                                         -------------------------------
                                                 (In Thousands)
Within 1 year                             $  168,739             168,956
After 1 but within 5 years                   934,610             922,795
After 5 but within 10 years                  351,841             339,700
After 10 years                                 8,188               8,016
                                         -------------------------------
   Subtotal                                1,463,378           1,439,467
Mortgage-backed securities                    74,647              75,905
Equity securities                             47,347              47,748
                                         -------------------------------
   Total securities available for sale    $1,585,372           1,563,120
========================================================================

Securities Held to Maturity

The carrying values and approximate market values of securities held to maturity at December 31, 1999 and 1998 were as follows:

                                                  1999                                             1998
                                   -------------------------------------------------------------------------------------
                                   Carrying   Unrealized   Unrealized    Market     Carrying    Unrealized  Unrealized
                                    Value       Gains        Losses       Value       Value        Gains      Losses
                                  --------------------------------------------------------------------------------------
                                                                         (In Thousands)
States and political subdivisions   $73,370      2,121        (43)       75,448       80,189        5,088        --
========================================================================================================================

Following is a maturity schedule of securities held to maturity at December 31,
1999:
                                                    Carrying                Market
                                                      Value                 Value
                                              -----------------------------------------
                                                          (In Thousands)
Within 1 year                                     $   1,600                  1,603
After 1 but within 5 years                           10,878                 11,248
After 5 but within 10 years                          48,836                 50,216
After 10 years                                       12,056                 12,381
                                              -----------------------------------------
   Total securities held to maturity              $  73,370                 75,448
---------------------------------------------------------------------------------------

Gains from calls of securities held to maturity totaled $78,000 during 1999 and $2,000 during 1998. Losses from calls of securities held to maturity totaled $1,000 during 1998.

(5) LOANS

A summary of loans at December 31, 1999 and 1998 follows:

                                                                      1999                     1998
                                                              -------------------------------------------
                                                                             (In Thousands)
Commercial, financial and agricultural                            $  697,776                   686,133
Real estate-construction                                           1,152,081                   906,916
Real estate-mortgage                                               3,406,789                 3,143,637
Instalment loans to individuals                                      571,771                   488,110
Revolving credit                                                      58,926                   214,685
Lease financing                                                       76,424                    54,955
                                                              ----------------------------------------
   Total gross loans                                               5,963,767                 5,494,436
Less:  Unearned income                                                 9,583                     7,099
                                                              ----------------------------------------
   Total loans                                                    $5,954,184                 5,487,337
======================================================================================================

During 1999, the Subsidiary Banks sold $151,342,000 of consumer credit card receivables to a large credit card issuer. As a result of the sale, the Subsidiary Banks realized a gain of $32,837,000. Under an agent bank agreement, the Subsidiary Banks will continue to offer consumer credit card products through the issuer bank. The Subsidiary Banks retained the commercial credit card portfolio.

Loans of $15,950,000 and $16,761,000 at December 31, 1999 and 1998,
respectively, were not accruing interest. Loans with outstanding balances of $4,248,000 in 1999, $2,205,000 in 1998 and $2,281,000 in 1997 were transferred from loans to other real estate acquired through loan foreclosure. Other real estate acquired through loan foreclosures amounted to $2,872,000 and $791,000 at December 31, 1999 and 1998, respectively, and is included in "other assets" on the Consolidated Balance Sheets.

The following is an analysis of interest income related to loans on nonaccrual status for the years ended December 31, 1999, 1998 and 1997:

                                                              1999                  1998               1997
                                                       --------------------------------------------------------
                                                                               (In Thousands)
Interest income that would have been recognized if the
   loans had been current at original contractual rates         $1,307               $1,138               1,055
Amount recognized as interest income                               322                  288                 171
Difference                                                      $  985               $  850                 884
===============================================================================================================

In general, the Subsidiary Banks do not purchase loans or participate with others in the origination of loans and confine their lending activities to North and South Carolina with the exception of certain instalment loans which are available in market areas stretching from Virginia to Georgia. Substantially all loans are made on a secured basis and, with the exception of marketable mortgage loans, are originated for retention in the Subsidiary Banks' portfolios. Loans held for sale totaled $21,516,000 and $77,626,000 at December 31, 1999 and 1998, respectively. The Subsidiary Banks do not engage in highly leveraged transactions or foreign lending activities. The loan portfolios are well diversified and there are no significant concentrations of credit risk.

At December 31, 1999, impaired loans totaled $8,903,000, of which $6,513,000 were on nonaccrual status, and their related reserve for loan losses totaled $1,897,000. The average carrying value of impaired loans was $14,442,000 during 1999 and gross interest income recognized on impaired loans totaled $1,075,000. At December 31, 1998, the carrying value of loans considered to be impaired totaled $15,766,000, of which $9,030,000 were on nonaccrual status. The related reserve for loan losses on the impaired loans totaled $2,574,000. The average carrying value of impaired loans was $15,267,000 during the year ended December 31, 1998. Gross interest income recognized on the impaired loans totaled $845,000 during 1998 and $320,000 during 1997.

During 1999 and 1998, the Subsidiary Banks had loan and deposit relationships with Executive Officers and Directors of CCB and their Associates. In the opinion of management, these loans do not involve more than the normal risk of collectibility and are made on terms comparable to other borrowers. Following is an analysis of these borrowings for the year ended December 31, 1999 (in thousands):

                                                   Balance at
                                                    Beginning              New                                 Balance at
                                                     of Year              Loans            Repayments         End of Year
                                              ------------------------------------------------------------------------------
Directors, Executive Officers and Associates          $38,518             7,690                5,850             $40,358
============================================================================================================================

Loans serviced for the benefit of others totaled $948 million at December 31, 1999, $1.1 billion at December 31, 1998, and $1.2 billion at December 31, 1997. Mortgage servicing fees totaled $3,496,000 in 1999, $3,980,000 in 1998 and $3,978,000 in 1997. Mortgage servicing rights totaled $2,686,000 and $4,981,000 at December 31, 1999 and 1998, respectively, and are included in "other assets" on the Consolidated Balance Sheets. The estimated fair value of mortgage servicing rights was $3,270,000 at December 31, 1999 and $5,333,000 at December 31, 1998. Additionally, there is value associated with servicing originated prior to January 1, 1996 for which the carrying value is zero. No valuation allowance for capitalized mortgage servicing rights was required at December 31, 1999. The following table summarizes the changes in mortgage servicing rights during 1999 and 1998:

                                                                       1999                     1998
                                                               ------------------------------------------
                                                                            (In Thousands)
Balance at beginning of year                                   $           4,981                    3,640
Capitalized mortgage servicing rights                                     12,508                   12,980

Amortization                                                              (1,391)                  (1,358)
Sale of mortgage servicing                                               (13,412)                 (10,281)
                                                               ------------------------------------------
Balance at end of year                                         $           2,686                    4,981
==============================================================================================================

Certain real estate-mortgage loans are pledged as collateral for advances from the FHLB as set forth in Note 9.


(6) RESERVE FOR LOAN LOSSES
Following is a summary of the reserve for loan losses:

                                                                 1999                 1998                1997
                                                             -------------------------------------------------------
                                                                                   (In Thousands)
Balance at beginning of year                                 $   73,182              67,594             61,257
Provision charged to operations                                  14,296              15,884             16,376
Decrease from sale of credit card receivables                    (1,967)                  -                  -
Addition from acquired financial institution                        886                   -                  -
Recoveries of loans previously charged-off                        3,450               2,613              3,105
Loan losses charged to reserve                                  (12,581)            (12,909)           (13,144)
                                                             --------------------------------------------------------
Balance at end of year                                       $   77,266              73,182             67,594
=====================================================================================================================


(7)  PREMISES AND EQUIPMENT

Following is a summary of premises and equipment:

                                                                           Accumulated                Net
                                                                           Depreciation              Book
                                                        Cost             and Amortization            Value
                                                  ------------------------------------------------------------
                                                                         (In Thousands)
December 31, 1999:
Land                                                  $ 19,624                   ---               19,624
Buildings                                               75,091                36,406               38,685
Leasehold improvements                                  16,526                 5,168               11,358
Furniture and equipment                                131,530                87,339               44,191
                                                  ------------------------------------------------------------
  Total premises and equipment                        $242,771               128,913              113,858
==============================================================================================================

December 31, 1998:
Land                                                  $ 18,282                   ---               18,282
Buildings                                               68,755                33,905               34,850
Leasehold improvements                                  14,326                 4,071               10,255
Furniture and equipment                                105,964                76,581               29,383
                                                  ------------------------------------------------------------
  Total premises and equipment                        $207,327               114,557               92,770
==============================================================================================================

(8) TIME DEPOSITS AND OTHER SHORT-TERM BORROWED FUNDS

Maturities of time deposits are as follows:

                                                                               Total
Year Ending December 31                                                      Maturities
-----------------------                                                  ----------------
                                                                         (In Thousands)
2000                                                                         $2,193,963
2001                                                                            765,478
2002                                                                            148,393
2003                                                                             28,160
2004 and thereafter                                                                 278
                                                                             ----------
   Total                                                                     $3,136,272
=======================================================================================

Short-term borrowed funds outstanding at December 31, 1999 and 1998 consisted of the following

                                                                               1999                       1998
                                                                         --------------------------------------
                                                                                     (In Thousands)
FHLB short-term advances                                                 $   100,000                    105,000
Federal funds purchased and master notes                                     174,748                    128,482
Treasury tax and loan depository note account                                 10,568                      8,513
Securities sold under agreements to repurchase                                44,354                     46,261
                                                                         --------------------------------------
   Total short-term borrowed funds                                       $   329,670                    288,256
===============================================================================================================

The short-term FHLB advances were drawn under CCB Bank's FHLB line of credit and are secured by a blanket collateral agreement on CCB Bank's mortgage loan portfolio. Master note borrowings are unsecured obligations of CCB which mature daily and bore a weighted average interest rate of 4.71% at December 31, 1999. The treasury tax and loan depository note account is payable on demand and is collateralized by various investment securities with amortized costs of $32,478,000 and market values of $32,172,000 at December 31, 1999. Interest on borrowings under this arrangement is payable at .25% below the weekly federal funds rate as quoted by the Federal Reserve.

The following table presents certain information for securities sold under agreements to repurchase. These short-term borrowings by the Subsidiary Banks are collateralized by U.S. Treasury and U.S. Government agency and corporation securities with carrying and market values of $380,128,000 at December 31, 1999. The securities collateralizing the short-term borrowings have been delivered to a third-party custodian for safekeeping. Following is a summary of this type of borrowing for the three previous years:

                                                                               1999                 1998              1997
                                                                         -----------------------------------------------------
                                                                                               (In Thousands)
Balance at December 31                                                      $44,354               46,261             76,500
Weighted average interest rate at December 31                                  4.65%                3.89               5.30
Maximum amount outstanding at any
  month end during the year                                                 $49,189               70,398            125,383
Average daily balance outstanding during the year                            43,904               59,638            101,159
Average annual interest rate paid during the year                              4.00%                4.88               5.29
==============================================================================================================================


CCB has an unsecured $50 million line of credit with a commercial bank. No draws were outstanding as of December 31, 1999 or outstanding during 1999. The maximum outstanding during 1998 was $10,000,000. Interest expense on the draw from the line of credit totaled $72,000 during 1998. The line of credit currently requires an annual commitment fee of 12 basis points and may be withdrawn under certain events of default including failure to comply with covenants, failure to make principal or interest payments within the specified timeframe or voluntary or involuntary liquidation, reorganization or other relief with respect to indebtedness. No draws were outstanding as of December 31, 1998 or 1997.


(9) LONG-TERM DEBT

Following is a summary of long-term debt at December 31, 1999 and 1998:

                                                                                  1999                1998
                                                                           ------------------------------------
                                                                                     (In Thousands)
Federal Home Loan Bank advances maturing through 2017                          $295,937             183,622
6.75% subordinated notes                                                         32,985              32,985
Mortgage payable at 9%, collateralized by bank premises                              --                  88
                                                                               ----------------------------
       Total long-term debt                                                    $328,922             216,695
===============================================================================================================

The FHLB long-term advances are primarily at fixed rates of up to 6.30% and are collateralized by liens on first mortgage loans with book values not less than the outstanding principal balance of the obligations. Interest on the FHLB long-term advances totaled $10,530,000 in 1999, $7,895,000 in 1998 and $2,891,000 in
1997.

CCB's 6.75% subordinated notes due December 1, 2003 pay interest semi-annually and are not redeemable prior to maturity. There is no sinking fund for the notes. The notes are unsecured and subordinated to all present and future senior indebtedness of CCB. Interest on the subordinated notes totaled $2,226,000 in 1999, 1998 and 1997.

Maturities of long-term debt are as follows:

                                                                                  Total
Year Ending December 31                                                        Maturities
-----------------------                                                     ----------------
                                                                             (In Thousands)
2000                                                                            $  2,165
2001                                                                             194,028
2002                                                                                 170
2003                                                                              29,172
2004                                                                              33,148
Thereafter                                                                        70,239
                                                                             -----------
       Total                                                                    $328,922
===============================================================================================================

(10) EMPLOYEE BENEFIT PLANS

Pension Plan

CCB has a noncontributory, defined benefit pension plan covering substantially all full-time employees. The pension plan, which makes provisions for early and delayed retirement as well as normal retirement, provides participants with retirement benefits based on credited years of service and an average salary for the five consecutive years within the last ten years preceding normal retirement that will produce the highest average salary. CCB's policy is to fund amounts allowable for federal income tax purposes. In 1998 and 1997, CCB contributed $2,614,000 and $2,871,000 respectively, to the pension plan. No contributions were made in 1999 due to funding limitations.

At December 31, 1999, pension plan assets consist primarily of corporate stocks, including 64,100 shares of CCB's common stock, corporate bonds, and obligations of U.S. government agencies and corporations. The plan's assets are held and administered by CCB Bank's trust department. The change in benefit obligation, change in plan assets and funded status of the pension plan and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 1999 and 1998 are shown below:

                                                                                               1999                 1998
                                                                                        -------------------------------------
Change in benefit obligation:                                                                       (In Thousands)
Benefit obligation at January 1                                                             $75,124                69,834
Service cost                                                                                  4,320                 3,677
Interest cost                                                                                 5,157                 4,859
Actuarial gain                                                                               (8,840)                 (899)
Benefit payments                                                                             (2,836)               (2,347)
                                                                                            -----------------------------
Benefit obligation at December 31                                                           $72,925                75,124
=============================================================================================================================
Change in plan assets:
Fair value of plan assets at January 1                                                     $ 89,907                79,161
Actual return on plan assets                                                                  3,275                10,479
Employer contributions                                                                            -                 2,614
Benefit payments                                                                             (2,836)               (2,347)
                                                                                           ------------------------------
Fair value of plan assets at December 31                                                   $ 90,346                89,907
==============================================================================================================================
Funded status:
As of end of year                                                                          $ 17,421                14,782
Unrecognized transition asset                                                                  (211)                 (250)
Unrecognized prior-service cost                                                                 812                   968
Unrecognized net gain                                                                       (21,117)              (16,672)
                                                                                           ------------------------------
Accrued pension expense                                                                    $ (3,095)               (1,172)
=============================================================================================================================

Assumptions used in computing the actuarial present value of the projected benefit obligation were as follows:

                                                                                              1999                  1998
                                                                                        -------------------------------------
Discount rate                                                                                 7.75%                 7.00
Rate of increase in compensation level of employees                                           4.50%                 5.00
Expected long-term rate of return on pension plan assets                                      8.00%                 8.00

The components of pension expense for the years ended December 31, 1999, 1998 and 1997 are shown below:

                                                                          1999               1998                 1997
                                                                      --------------------------------------------------
                                                                                        (In Thousands)
Service cost of benefits earned during the period                      $4,320                3,677                 3,576
Interest cost on projected benefit obligation                           5,157                4,859                 4,569
Expected return on plan assets                                          7,078)              (6,412)               (5,395)
Amortization of transition asset                                          (39)                 (46)                 (319)
Amortization of prior service cost                                        155                  155                   155
Amortization of net gain                                                 (592)                (523)                   (1)
                                                                       -------------------------------------------------
Net pension expense                                                    $1,923                1,710                 2,585
========================================================================================================================

Savings and Profit Sharing Plans

CCB has a defined contribution employee benefit plan covering substantially all employees with one year's service. Under the plan, employee contributions are partially matched. In addition, CCB may make discretionary contributions to the plan. Total expense under this plan was $2,259,000, $2,882,000 and $2,850,000 in 1999, 1998 and 1997, respectively.

Stock Options, Restricted Stock and Other Incentive Plans

CCB's Long-Term Incentive Plan provides up to 2,000,000 shares of common stock for award as performance-based stock and cash incentives and other equity-based incentives. As of December 31, 1999, a total of 1,077,346 stock options to purchase shares of CCB's common stock and 32,718 shares of restricted stock had been awarded. The options and restricted stock vest over varying periods, from immediate vesting up to three years.

During 1993, CCB adopted nonstatutory and incentive stock option plans as part of transactions to acquire financial institutions. The stock options were granted to the directors and certain officers of the acquired financial institutions entitling them to purchase shares of common stock. The options are earned and exercisable over periods of up to ten years. Additionally, CCB continued in effect nonstatutory and incentive stock option plans existing at the date of merger with acquired financial institutions. The stock options under these plans were granted to directors and certain officers of the respective financial institutions and entitled them to purchase shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant. The options granted under these plans were exercisable for periods of up to ten years and certain of the stock options included vesting provisions of up to five years. All stock options outstanding at the time of the respective mergers were converted into options to acquire CCB common stock. No additional options have been granted under these option plans.

CCB has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options as permitted under SFAS No. 123. In accordance with APB No. 25, no compensation expense is recognized when stock options are granted because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense for the stock option plans been determined consistent with SFAS No. 123, CCB's net income and net income per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below. These pro forma amounts may not be representative of the effect on reported net income in future years since only options granted since December 31, 1994 have been included.

                                                       1999                1998                 1997
                                                ----------------------------------------------------------
                                                           (In Thousands Except per Share Data):
Net income     As reported                         $150,823              121,212               95,424
                Pro forma                           148,909              119,815               94,343
Basic EPS      As reported                             3.77                 2.96                 2.31
                Pro forma                              3.73                 2.93                 2.27
Diluted EPS    As reported                             3.74                 2.93                 2.28
                Pro forma                              3.69                 2.89                 2.25

The weighted average fair value of options granted approximated $10.74 in 1999, $10.91 in 1998 and $8.32 in 1997. The fair values of the options granted in 1999, 1998 and 1997 are estimated on the date of the grants using the Black-Scholes option-pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The fair values were estimated using the following weighted-average assumptions:

                                                                           1999                  1998                 1997
                                                                    -----------------------------------------------------------
Dividend yield                                                             2.66%                 2.00                   2.00
Expected volatility                                                       20.00                 15.00                  19.51
Risk-free interest rate                                                    4.79                  5.47                   6.68
Expected average life                                                   5 years               5 years                5 years

A summary of stock option activity and related information for the years ended December 31, 1999, 1998 and 1997 follows:

                                                                    Outstanding                            Exercisable
                                                         ------------------------------------     -----------------------------
                                                                                   Weighted                           Weighted
                                                                                    Average                            Average
                                                               Option              Exercise           Option          Exercise
                                                               Shares               Price             Shares           Price
                                                         ----------------------------------------------------------------------
At December 31, 1996                                            1,035,746              $15.60
Granted                                                           442,166               32.90
Exercised                                                        (287,582)              13.66
Forfeited                                                         (24,510)              21.00
                                                         ------------------------------------
At December 31, 1997                                            1,165,820               22.53           749,498          $18.22
Granted                                                           348,460               55.72    ==============================
Exercised                                                        (209,313)              18.14
Forfeited                                                         (32,448)              42.06
                                                         ------------------------------------
At December 31, 1998                                            1,272,519               31.81           800,464          $22.11
Granted                                                           338,140               55.57     =============================
Assumed under acquisition of financial institution                 82,059               45.31
Exercised                                                        (155,940)              21.48
Forfeited                                                         (45,118)              54.60
                                                         ------------------------------------
At December 31, 1999                                            1,491,660              $38.39           979,150          $30.75
===============================================================================================================================



Exercise prices for options outstanding as of December 31, 1999 ranged from $2.60 to $56.75. The following table summarizes information about stock options outstanding at December 31, 1999:

                                                  Options Outstanding                               Options Exercisable
                               ----------------------------------------------------------    -------------------------------------
                                                        Weighted             Weighted                                 Weighted
                                                         Average             Average                                  Average
        Range of                   Number of              Years              Exercise           Number of             Exercise
     Exercise Prices                Options             Remaining             Price              Options               Price
-------------------------     ---------------------------------------------------------------------------------------------------
$2.60 to $25.03                         433,627                4.47               $16.63             433,627               $16.63
$31.46 to $45.31                        428,860                7.18                35.11             360,907                34.90
$47.22 to $55.81                        334,140                8.96                55.24              71,875                55.24
$55.97 to $56.75                        295,033                8.29                56.03             112,741                56.12
                              ---------------------------------------------------------------------------------------------------
$2.60 to $56.75                       1,491,660                7.10               $38.39             979,150               $30.75
==================================================================================================================================

A total of 32,718 shares of restricted stock have been awarded under the Long-Term Incentive Plan including 3,050 shares, 10,648 shares and 11,202 shares during 1999, 1998 and 1997, respectively. The grants in 1999, 1998 and 1997 were recorded at their fair values of $154,000, $580,000 and $388,000, respectively, on the dates of grant and had weighted average fair values of $50.54, $54.52 and $36.56 per share. Of the restricted stock awarded, a total of 3,780 shares have been forfeited. Forfeited stock totaled $52,000, $95,000 and $29,000 in 1999, 1998 and 1997. The tax benefit resulting from lapsed restrictions totaled $51,000 in 1998 and $41,000 in 1997. During 1999, 1998 and 1997, $390,000,
$195,000, and $176,000, respectively, of compensation expense was recognized for restricted stock awards.

The Long-Term Incentive Plan includes a Performance Unit Plan that covers certain senior officers. Eligible participants were awarded performance units which have a range in value from $0 to $200 each, with a target value of $100 each based on CCB's results as compared to a group of peer banks. As of December 31, 1999, 1998 and 1997, a total of 10,400, 13,330 and 17,614 units, respectively, were outstanding and will be deemed earned if and to the extent CCB meets profit objectives established by the Board of Directors over the three-year period ended December 31, 2000. Expense for this plan was $1,305,000, $1,200,000 and $1,100,000 for 1999, 1998 and 1997, respectively.

CCB has a Management Performance Incentive Plan covering certain officers. The total award is based on a percentage of base salary of the eligible participants and financial performance of CCB as compared to certain targets established by the Board of Directors. Total expense under this plan was $7,304,000, $4,125,000, and $3,278,000 in 1999, 1998 and 1997, respectively.

During 1993, CCB adopted Management Recognition Plans ("MRP") covering certain officers and directors. Common stock totaling 236,240 shares was awarded under the MRP and vested over periods of up to five years; all MRP shares were fully vested in 1998. Total expense under the MRP was $32,000 and $1,411,000 for 1998 and 1997, respectively.

Postretirement Health and Life Insurance Plan

CCB maintains a defined dollar benefit plan which provides postretirement health and life insurance for all employees who retire after age 55 with ten years of service. Benefits are provided through a self-insured plan administered by an insurance company. The following table sets forth the plan's change in benefit obligation, funded status and the amounts included in "other liabilities" on the Consolidated Balance Sheets at December 31, 1999 and 1998:

                                                                                         1999                        1998
                                                                             -------------------------------------------------
Change in benefit obligation:                                                                   (In Thousands)
Benefit obligation at January 1                                                   $         7,984                        7,450
Service cost                                                                                  321                          285
Interest cost                                                                                 554                          527
Actuarial (gain) loss                                                                        (831)                          97
Benefit payments                                                                             (428)                        (375)
                                                                                  --------------------------------------------
Benefit obligation at December 31                                                 $         7,600                        7,984
------------------------------------------------------------------------------------------------------------------------------
Funded status:
As of end of year                                                                 $        (7,600)                      (7,984)
Unrecognized net loss                                                                         994                        1,933
                                                                                  --------------------------------------------
Accrued postretirement benefit expense                                            $        (6,606)                      (6,051)
==============================================================================================================================

The accumulated postretirement benefit obligations at December 31, 1999 and 1998 were determined using discount rates of 7.75% and 7.00%, respectively.

Net periodic postretirement benefit expense charged to operations for the years ended December 31, 1999, 1998 and 1997 included the following components:

                                                                    1999                 1998                 1997
                                                            -----------------------------------------------------------
                                                                                      (In Thousands)
Service cost                                                $             321                  285                  202
Interest cost                                                             554                  527                  513
Amortization of net loss                                                  107                  103                   90
                                                            -----------------------------------------------------------
Net postretirement benefit expense                          $             982                  915                  805
=======================================================================================================================

The health care trend rate was projected to be 5% for 2000 and thereafter. A 1% change in the assumed health care trend rates would have the following effects:

                                                                                    1% Increase            1% Decrease
                                                                                 --------------------------------------
                                                                                               (In Thousands)
Effect on total of service and interest cost components of net periodic
    postretirement benefit expense                                               $            27                    (24)
Effect on the accumulated postretirement benefit obligation                                  389                   (343)


(11)  SHAREHOLDERS' EQUITY

Earnings per Share

The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 1999, 1998 and 1997. Diluted common shares arise from the potentially dilutive effect of CCB's stock options outstanding.

                                         1999         1998       1997
                                     ------------  ----------  ---------
                                     (In Thousand Except Per Share Data)
Basic EPS:
Average common shares outstanding          39,944      40,898     41,438
Net income                               $150,823     121,212     95,424
Earnings per share                           3.77        2.96       2.31
========================================================================
Diluted EPS:
Average common shares outstanding          40,315      41,409     41,947
Net income                               $150,823     121,212     95,424
Earnings per share                           3.74        2.93       2.28
========================================================================

Preferred Stock

CCB is authorized to issue up to 10,000,000 shares of serial preferred stock, of which 800,000 have been designated as Series A Junior Participating Preferred Stock. No shares of preferred stock have been issued or were outstanding at December 31, 1999 or 1998.

Rights Plan

In 1990, CCB entered into a Rights Agreement (the "Rights Agreement") with CCB which provided for a plan (the "Rights Plan") under which preferred stock purchase rights were authorized (the "Rights"). During 1998, the Rights Agreement was amended and restated to extend its term and to make other changes necessary to update the Rights Plan. For use in connection with the Rights Plan, CCB's Board of Directors has designated a series of preferred stock designated as Series A Junior Participating Preferred Stock ("Preferred Shares") consisting of 800,000 shares and having certain special rights for purposes of dividends and other distributions, voting, dissolution and liquidation, and in connection with certain mergers or acquisitions of the common stock of CCB. No Preferred Shares have been issued.

In accordance with the Rights Plan, one Right was distributed during 1990 to CCB's shareholders for each of their shares of common stock. Also under the Rights Plan, after the date of the Rights Agreement and before the earlier of the "Distribution Date" (as defined below) or the date of redemption or expiration of the Rights, each new share of common stock issued after the date of the Rights Plan also has attached to it one Right.

The Rights currently are not exercisable, but may become so in the future on a date (the "Distribution Date") which is ten business days after (i) a public announcement that any person or group has become an "Acquiring Person" by acquiring beneficial ownership of 15% or more (or 10% in certain circumstances) of the outstanding common stock of CCB, or (ii) the date of commencement by any person of, or the announcement by any person of his intention to commence, a tender or exchange offer which would result in his becoming an Acquiring Person. However, after the time any person becomes an Acquiring Person, all Rights held by or transferred to such person (or any associate or affiliate of such person) shall be void and of no effect.

Until the Distribution Date, each Right will be evidenced by the certificate evidencing the common share to which it relates and may be transferred only with such common share, and the surrender for transfer of any common share certificate also will constitute the transfer of the Rights related thereto. After the Distribution Date, separate certificates evidencing each Right will be distributed to the record holders of the common stock to which such Rights are attached, and each such Right may then be exercised to purchase one one-hundredth (1/100) of a Preferred Share for a price of $187.50 (the "Purchase Price") (all as adjusted from time to time as described in the Rights Agreement). In the alternative (and subject to certain exceptions), after any person becomes an Acquiring Person (i) each Right may be exercised to purchase the number of shares of CCB's common stock equal to the result obtained by multiplying the then current Purchase Price by the number of Preferred Shares interests covered by the Right, and dividing that product by 50% of the "current market price" of a share of CCB's common stock, or (ii) unless the Acquiring Person has become the beneficial owner of more than 50% of the outstanding common stock, CCB's Board of Directors at its option may exchange one share of CCB's common stock, or a number of shares of Preferred Shares having voting rights equivalent to one share of common stock, for all or part of the outstanding Rights (all as adjusted from time to time as described in the Rights Agreement).

If CCB is acquired in a merger or other business combination or if 50% of its consolidated assets or earning power is sold, each Right will entitle the holder, other than an Acquiring Person, to purchase securities of the surviving company equal to the current Purchase Price multiplied by the number of Preferred Shares interests covered by the Right, and dividing that product by 50% of the "current market price" of a share of the common stock of the surviving or acquiring company.

The Rights will expire on October 1, 2008, and may be redeemed by CCB at a price of $.01 per Right at any time prior to the acquisition by a person or group of 15% or more (or 10% in certain circumstances) of CCB's outstanding common stock.

Regulatory Matters

CCB and the Subsidiary Banks are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. As required by the Federal Deposit Insurance Corporation Improvement Act, the federal bank regulatory agencies have jointly issued rules which implement a system of prompt corrective action for financial institutions. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are minimum ratios of capital to risk-weighted assets. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a material effect on CCB's consolidated financial statements.

Disclosure about the Subsidiary Banks' capital adequacy are set forth in the table below. Tier I capital consists of common equity less goodwill and certain other intangible assets. Tier I excludes the equity impact of adjusting available for sale securities to market value. Total Capital is comprised of Tier I and Tier II capital. Tier II capital includes subordinated notes and loan loss reserves, as defined and limited according to regulatory guidelines. Balance sheet assets and the credit equivalent amount of off-balance sheet items per regulatory guidelines are assigned to broad risk categories and a category risk-weight is then applied. Management believes that as of December 31, 1999, CCB and the Subsidiary Banks met all capital adequacy requirements to which they were subject.

As of December 31, 1999 (the most recent notification), the Federal Deposit Insurance Corporation ("FDIC") categorized the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Subsidiary Banks must meet minimum ratios for total risk-based, Tier I risk-based, and Tier I leverage (the ratio of Tier I capital to average assets) as set forth in the following table. There are no conditions or events since the latest notification that management believes have changed the Subsidiary Banks' category.

The risk-based capital and leverage ratios for CCB Bank, AmFed and CCB-Ga. as of December 31, 1999 and 1998 are presented below. CCB-Ga.'s high capital ratios are due to the sale of the majority of its assets (credit card receivables) without returning excess capital to the Parent Company. It is anticipated that CCB-Ga. will be dissolved in 2000 with the resulting return of capital to the Parent Company.

                                                         CCB Bank                        AmFed                  CCB-Ga.
                                                   ---------------------           -----------------        ---------------
                                                   1999             1998           1999         1998        1999       1998
                                         -------------------------------------------------------------------------------------
                                                                               (In Thousands)
Tier I capital                            $      590,141            500,016       113,975      105,287      10,067      12,781
Total capital                                    655,394            557,567       124,549      116,807      10,067      13,577
Risk-weighted assets                           5,330,070          4,848,586       830,670      881,471       2,190      61,470
Adjusted quarterly average assets              6,866,296          6,396,674     1,256,837    1,218,405      28,623      88,290
Risk-based capital ratios:
   Tier I capital to risk-weighted
    assets:
      Actual                                       11.07%             10.31         13.72        11.94      459.68       20.79
      Regulatory minimum                            4.00               4.00          4.00         4.00        4.00        4.00
      Well-capitalized under
         prompt corrective
         action provisions                          6.00               6.00          6.00         6.00        6.00        6.00
   Total capital to risk-weighted
    assets:
      Actual                                       12.30              11.50         14.99        13.25      459.68       22.09
      Regulatory minimum                            8.00               8.00          8.00         8.00        8.00        8.00
      Well-capitalized under
         prompt corrective
         action provisions                         10.00              10.00         10.00        10.00       10.00       10.00
   Leverage ratio:
      Actual                                        8.59               7.82          9.07         8.64       35.17       14.48
      Regulatory minimum                            4.00               4.00          4.00         4.00        4.00        4.00
      Well-capitalized under
         prompt corrective
         action provisions                          5.00               5.00          5.00         5.00        5.00        5.00
================================================================================================================================


(12) SUPPLEMENTARY INCOME STATEMENT INFORMATION

Following is a breakdown of the components of "other operating" expenses on the Consolidated Statements of Income:

                                                                       Years Ended December 31
                                                        ------------------------------------------------------
                                                              1999                1998                1997
                                                        ------------------------------------------------------
                                                                             (In Thousands )
Marketing                                               $       5,974                7,370               7,303
External data processing services                               6,298                5,364               4,446
Deposit and other insurance                                     2,618                3,415               3,346
Postage and freight                                             4,449                4,486               4,107
Printing and office supplies                                    8,017                7,935               6,178
Telecommunications                                              6,817                6,341               5,765
Legal and professional fees                                     7,870               10,331               6,340
Amortization of intangible assets                               4,150                4,122               4,433
All other                                                      26,494               26,022              23,330
                                                        ------------------------------------------------------
   Total other operating expenses                       $      72,687               75,386              65,248
==============================================================================================================

(13) INCOME TAXES

The components of income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                     1999            1998              1997
                                                  -------------------------------------------
                                                                  (In Thousands)
Current income taxes:
   Federal                                         $   78,383           66,004          57,809
   State                                                4,436            7,552           5,172
                                                   -------------------------------------------
      Total current tax expense                        82,819           73,556          62,981
                                                   -------------------------------------------

Deferred income tax benefit:
   Federal                                             (1,334)          (4,071)         (6,245)
   State                                                 (134)            (853)           (971)
                                                   -------------------------------------------
      Total deferred tax benefit                       (1,468)          (4,924)         (7,216)
                                                   -------------------------------------------
      Total income tax expense                     $   81,351           68,632          55,765
==============================================================================================

During 1999 and 1998, a total of $441,000 and $495,000, respectively, of income tax benefit was credited to additional paid-in capital as a result of the exercise of certain stock options and as a result of the lapse of restrictions on restricted stock.

A reconciliation of income tax expense to the amount computed by multiplying income before income taxes by the statutory federal income tax rate follows:


                                                                        Amount                 % of Pretax Income
                                                           ------------------------------   ---------------------------
                                                              1999       1998       1997       1999       1998      1997
                                                           -------------------------------------------------------------
                                                                                    (In Thousands)
Tax expense at statutory rate
 on income before income taxes                             $ 81,261     66,445     52,916     35.00 %    35.00     35.00
State taxes, net of federal benefit                           2,797      4,354      2,731      1.20       2.29      1.81
Increase (reduction) in taxes resulting from:
   Tax-exempt interest on investment securities and          (1,486)    (1,370)    (1,411)     (.64)      (.70)     (.93)
    loans
   Other, net                                                (1,221)      (797)     1,529      (.52)      (.40)     1.00
                                                           -------------------------------------------------------------
Income tax expense                                         $ 81,351     68,632     55,765     35.04 %    36.19     36.88
========================================================================================================================

At December 31, 1999 and 1998, CCB had recorded net deferred tax assets of $35,582,000 and $16,295,000, respectively, which are included in "other assets" on the Consolidated Balance Sheets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In management's opinion, it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, taxes paid during the carryback period exceed CCB's recorded net deferred tax asset. Consequently, management has determined that a valuation allowance for deferred tax assets was not required at December 31, 1999 or 1998. In connection with the Stone Street acquisition, CCB acquired a net deferred tax asset of $900,000 representing tax bases in excess of financial amounts. The sources and tax effects of cumulative temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 1999 and 1998 are shown below:

                                                                            1999           1998
                                                                       ---------------------------
                                                                              (In Thousands)
Deferred tax assets:
Reserve for loan losses                                                $    28,784          26,370
Postretirement benefits                                                      4,234           2,853
Deferred compensation                                                        2,338           2,453
Unrealized losses on investment securities available for sale                8,530               -
Other                                                                        4,918           5,835
                                                                       ---------------------------
   Total gross deferred tax assets                                          48,804          37,514
                                                                       ---------------------------
Deferred tax liabilities:
Intangible assets                                                              676           1,218
Deferred loan fees and costs                                                 4,232           3,333
Premises and equipment                                                       2,915           1,542
FHLB dividends                                                               2,294           2,581
Unrealized gains on investment securities available for sale                     -           8,390
Mortgage servicing rights gain                                               1,569           2,724
Other                                                                        1,536           1,431
                                                                       ---------------------------
   Total gross deferred tax liabilities                                     13,222          21,219
                                                                       ---------------------------
   Net deferred tax asset                                              $    35,582          16,295
==================================================================================================


(14) COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

Commitments and Contingencies

The Subsidiary Banks lease certain real property and equipment under long-term operating leases expiring at various dates to 2019. Total rental expense amounted to $8,601,000 in 1999, $7,467,000 in 1998 and $6,319,000 in 1997. A
summary of noncancellable, long-term lease commitments at December 31, 1999 follows:

                               Type of Property
                           ------------------------     Total
 Year Ending December 31   Real Property  Equipment  Commitments
-------------------------  -------------  ---------  -----------
                               (In Thousands)
2000                       $   6,923        3,186        10,109
2001                           6,447        2,637         9,084
2002                           6,050        1,845         7,895
2003                           5,264          276         5,540
2004                           4,213           30         4,243
Thereafter                    31,535            -        31,535
                           ------------------------------------
 Total lease commitments   $  60,432        7,974        68,406
===============================================================

Generally, real estate taxes, insurance, and maintenance expenses are obligations of the Subsidiary Banks. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 2000.

Certain legal claims have arisen in the normal course of business in which CCB and certain of its Subsidiary Banks have been named as defendants. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management and counsel, any such liability will have no material effect on CCB's financial position or results of operations.

In addition to legal actions in the normal course of business, AmFed filed a claim against the United States of America in the Court of Federal Claims in 1995. The complaint seeks compensation for exclusion of supervisory goodwill from the calculation of AmFed's regulatory capital requirements as a result of enactment of the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). During the 1980's, healthy thrift institutions were encouraged to buy troubled thrifts through the regulatory agencies allowing the thrifts to count supervisory goodwill as regulatory capital on their balance sheets and amortize the purchase over several decades. Supervisory goodwill represented the difference between the purchase price and the actual value of an insolvent thrift's tangible assets. However, when the FIRREA legislation was enacted in 1989, the acquiring thrifts were required to write-off their supervisory goodwill more rapidly, effectively wiping out a significant part of their regulatory capital. Over 100 lawsuits have been filed by the acquiring thrifts seeking compensation from the United States for the losses suffered from capital
restrictions.   AmFed's supervisory goodwill arose from acquisitions in 1982.
CCB is vigorously pursuing this litigation. The amount of recovery, if any, which could result if AmFed were to prevail in its suit cannot be determined at this time. Legal expenses incurred in pursuit of the claim have been nominal.

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis and collateral, primarily real estate or business assets, is generally obtained. At December 31, 1999 and 1998, the Subsidiary Banks had commitments to extend credit of approximately $1.7 billion and $1.8 billion. These amounts include unused revolving credit lines and home mortgage equity lines of $94 million and $496 million, respectively, at December 31, 1999 and $403 million and $416 million, respectively, at December 31, 1998.

Standby letters of credit are commitments issued by the Subsidiary Banks to guarantee the performance of a customer to a third party. The standby letters of credit are generally secured by non-depreciable assets. The Subsidiary Banks had approximately $39 million and $31 million in outstanding standby letters of credit at December 31, 1999 and 1998.

Off-Balance Sheet Risk

The Subsidiary Banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of their customers and to reduce their own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate contracts. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amount of these instruments reflects the extent of involvement that the Subsidiary Banks have in classes of financial instruments.

The Subsidiary Banks use the same credit policies in making commitments to extend credit that are used for on-balance sheet instruments. For standby letters of credit, the Subsidiary Banks use a more strict credit policy due to the nature of the instruments. CCB's exposure to credit loss for commitments to extend credit and standby letters of credit in the event of the other party's nonperformance is represented by the contract amount of the instrument and is essentially the same as that involved in extensions of loans with collateral being obtained if deemed necessary.

For interest rate contracts, the contract or notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risks, but only provide the basis for calculating interest payments between the counterparties. Potential credit risk on these contracts arises from the counterparty's inability to meet the terms of the contract. With management's policy of settling interest payments quarterly, the risk of loss from nonperformance is decreased. Management considers the credit risk of these contracts to be minimal and manages this risk through routine review of the counterparty's financial ratings.

As of December 31, 1999, CCB had off-balance sheet derivative financial instruments in the form of interest rate swaps (basis swaps) with notional principal of $200 million. The interest rate swaps were entered into in July 1999 and April 1998 with two-year terms; the counterparties are large financial institutions. The purpose of entering into the interest rate swaps was to synthetically convert CCB's U.S. Treasury-based liabilities (certain types of deposit accounts) into prime rate-based liabilities and lock-in a favorable spread between the two indices. Payments or receipts of interest are computed by netting (1) payment of the notional amount times the prime rate, as adjusted by the terms of the basis swaps, and (2) receipt of the notional amount times the 91-day weekly Treasury Bill rate. Consequently, if the Treasury Bill rate increases more than the prime rate increases, CCB receives a greater net interest payment. Therefore, the negative impact of paying higher rates on the portions of the deposit base tied to the U.S. Treasury rates while earning "lower" yields on prime-based earning assets (loans), is decreased. Net interest payments received on these financial instruments had a positive impact on interest expense in 1999 of $353,000 and a negative impact of $105,000 in 1998. CCB was party to another basis swap for $100 million that expired during 1999 and was replaced by the basis swap entered into in July 1999. Since inception, the cumulative impact of the three interest rate swaps as of December 31, 1999 was to decrease deposit interest expense by $272,000. CCB's interest rate swaps provide for the quarterly exchange of interest payments between counterparties. At December 31, 1999, interest receivable on these contracts totaled $78,000.


(15)  DIVIDEND RESTRICTIONS

Certain restrictions exist regarding the ability of the Subsidiary Banks to transfer funds to CCB in the form of cash dividends. Regulatory capital requirements must be met by the Subsidiary Banks as well as restrictions under the General Statutes of North Carolina in regard to CCB Bank. Under these requirements, the Subsidiary Banks have approximately $283,903,000 in retained earnings at December 31, 1999 that can be transferred to CCB in the form of cash dividends. Total dividends declared by the Subsidiary Banks to CCB in 1999 were $88,900,000.

As a result of the above requirements, consolidated net assets of the Subsidiary Banks amounting to approximately $493,034,000 at December 31, 1999 were restricted from transfer to CCB.


(16) CCB FINANCIAL CORPORATION (PARENT COMPANY)

CCB Financial Corporation's principal asset is the investment in its Subsidiary Banks and its principal source of income is dividends from the Subsidiary Banks. The Parent Company's Condensed Balance Sheets at December 31, 1999 and 1998 and the related Condensed Statements of Income and Cash Flows for the three-years ended December 31, 1999 are as follows:

Condensed Balance Sheets
As of December 31, 1999 and 1998

                                                                                              1999                 1998
                                                                                        ------------------------------------
                                                                                                  (In Thousands)
Cash and short-term investments                                                       $        185,840               177,036
Loans                                                                                           75,096                65,653
   Less reserve for loan losses                                                                    792                   792
                                                                                      --------------------------------------
      Net loans                                                                                 74,304                64,861
Investment in subsidiaries                                                                     727,631               658,951
Other assets                                                                                    19,969                17,772
                                                                                      --------------------------------------
      Total assets                                                                    $      1,007,744               918,620
----------------------------------------------------------------------------------------------------------------------------

Master notes                                                                          $        174,748               128,482
Note payable to subsidiary                                                                      60,000                52,000
Subordinated notes                                                                              32,985                32,985
Other liabilities                                                                               20,050                17,259
                                                                                      --------------------------------------
      Total liabilities                                                                        287,783               230,726
Shareholders' equity                                                                           719,961               687,894
                                                                                      --------------------------------------
      Total liabilities and shareholders' equity                                      $      1,007,744               918,620
============================================================================================================================

Condensed Income Statements
Years Ended December 31, 1999, 1998 and 1997

                                                                            1999               1998                 1997
                                                                      -------------------------------------------------------
                                                                                          (In Thousands)
Dividends from subsidiaries                                           $      88,900             151,700                32,100
Interest income                                                              11,413              10,909                 9,811
Other income                                                                     48                  66                     8
                                                                      -------------------------------------------------------
   Total operating income                                                   100,361             162,675                41,919
                                                                      -------------------------------------------------------
Interest expense                                                             11,714              10,188                 8,881
Provision for loan losses                                                        --                  --                   102
Merger-related expense                                                           --                  --                 3,873
Management fees                                                                 589                 563                   150
Other operating expenses                                                        889               1,303                   870
                                                                      -------------------------------------------------------
   Total operating expenses                                                  13,192              12,054                13,876
                                                                      -------------------------------------------------------
Income before income taxes                                                   87,169             150,621                28,043
Income taxes                                                                   (606)               (377)                 (910)
                                                                      -------------------------------------------------------
Income before equity in undistributed net income
     of subsidiaries                                                         87,775             150,998                28,953
Equity in undistributed net income (loss) of subsidiaries                    63,048             (29,786)               66,471
                                                                      -------------------------------------------------------
Net income                                                            $     150,823             121,212                95,424
=============================================================================================================================

Condensed Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

                                                                            1999               1998                 1997
                                                                      -------------------------------------------------------
                                                                                          (In Thousands)
Net cash provided by operating activities                             $      88,980             153,493                26,347
                                                                      -------------------------------------------------------
Investment in subsidiaries                                                  (32,683)                 --                 2,598
Net decrease in loans to subsidiaries                                            --              10,000                    --
Net increase in loans                                                        (9,443)             (4,776)               (7,835)
Other, net                                                                      (69)                (24)                   (4)
                                                                      -------------------------------------------------------
   Net cash provided (used) by investing activities                         (42,195)              5,200                (5,241)
                                                                      -------------------------------------------------------
Increase in master notes                                                     46,266              11,110                32,505
Proceeds from issuance of debt to subsidiaries                                8,000               3,000                 4,800
Proceeds from stock issuance in acquisition                                  26,295                  --                    --
Purchase and retirement of common stock                                     (74,996)            (76,601)                   --
Cash dividends                                                              (43,797)            (40,398)              (36,750)
Other, net                                                                      251               1,959                 3,417
                                                                      -------------------------------------------------------
   Net cash provided (used) by financing activities                         (37,981)           (100,930)                3,972
                                                                      -------------------------------------------------------
Net increase in cash and short-term investments                               8,804              57,763                25,078
Cash and short-term investments at beginning of year                        177,036             119,273                94,195
                                                                      -------------------------------------------------------
Cash and short-term investments at end of year                        $     185,840             177,036               119,273
=============================================================================================================================


(17)  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized consolidated quarterly financial data for the years ended December 31, 1999 and 1998 follows:

                                              1999                                            1998
                            ------------------------------------------------------------------------------------------------
                             4th Qtr.     3rd Qtr.    2nd Qtr.    1st Qtr.    4th Qtr.    3rd Qtr.    2nd Qtr.    1st Qtr.
                            ------------------------------------------------------------------------------------------------
                                                      (In Thousands Except Per Share Data)
Interest income            $ 154,344     146,486     145,796     142,973     145,517     145,683     144,562     141,637
Interest expense              69,620      63,741      62,071      62,115      62,756      64,604      64,234      62,968
                            ------------------------------------------------------------------------------------------------
Net interest income           84,724      82,745      83,725      80,858      82,761      81,079      80,328      78,669
Provision for loan
 losses                        3,525       3,284       5,676       1,811       4,320       4,778       3,646       3,140
                            ------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan
  losses                      81,199      79,461      78,049      79,047      78,441      76,301      76,682      75,529
Gain on sale of
 credit card receivables           -           -      32,837           -           -           -           -           -
Other income                  32,476      28,549      32,551      32,041      30,275      28,588      29,508      24,737
Other expenses                62,765      60,453      61,596      59,222      58,313      58,894      58,918      54,092
                            ------------------------------------------------------------------------------------------------
Income before income
 taxes                        50,910      47,557      81,841      51,866      50,403      45,995      47,272      46,174
Income taxes                  17,470      16,012      29,756      18,113      18,814      15,632      17,296      16,890
----------------------------------------------------------------------------------------------------------------------------
Net income                  $ 33,440      31,545      52,085      33,753      31,589      30,363      29,976      29,284
============================================================================================================================

Net income per share:
   Basic                    $    .84         .80        1.30         .84         .78         .75         .73         .70
   Diluted                       .83         .79        1.29         .83         .77         .74         .72         .70
============================================================================================================================

(18)  FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure of fair value estimates of on- and off-balance sheet financial instruments is required under SFAS No. 107. Certain financial instruments and all non-financial instruments are excluded from its disclosure requirements. Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business. Significant assets and liabilities that are not considered financial instruments include premises and equipment, intangible assets, negative goodwill, the trust department and mortgage banking operations. In addition, the tax ramifications resulting from the realization of the unrealized gains and losses of the financial instruments would have a significant impact on the fair value estimates presented and have not been considered in any of the fair value estimates. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of CCB. Estimated fair values of certain on- and off-balance sheet financial instruments at December 31, 1999 and 1998 are presented below (in thousands):


                                                   1999                                  1998
                                             ------------------------------------------------------------------------
                                                 Carrying              Fair            Carrying              Fair
                                                  Amount              Value             Amount               Value
                                             ------------------------------------------------------------------------
                                                                          (In Thousands)
Financial assets:
Cash, time deposits in other banks
  and other short-term investments        $         400,989             400,989           740,451             740,451
Investment securities                             1,636,490           1,638,568         1,364,387           1,369,475
Net loans                                         5,876,918           5,912,856         5,414,155           5,527,581

Financial liabilities:
Deposits                                          6,717,025           6,705,433         6,459,764           6,475,689
Short-term borrowings                               329,670             329,670           288,256             288,256
Long-term debt                                      328,922             320,295           216,695             219,236

Off-balance sheet financial instruments:
Interest rate swaps                                      78                 100                26                (430)
=====================================================================================================================

Fair value estimations are made at a point in time based on relevant market information and the characteristics of the on- and off-balance sheet financial instruments being valued. The estimated fair value presented does not represent the gain or loss that could result if CCB chose to liquidate all of its holdings of a financial instrument. Because no market exists for a large portion of CCB's financial instruments, fair value estimates are based on management's judgments about expected loss experience, current economic conditions, the risk characteristics of the individual financial instruments and other factors. Accordingly, these estimates are subjective in nature and involve a high degree of judgment and cannot be determined with a high degree of precision. Changes in assumptions and/or the methodology used could significantly impact the fair values presented above.

Financial Assets

The fair value of cash, time deposits in other banks and other short-term investments is equal to their carrying value due to the nature of those instruments. The fair value of investment securities is based on published market values. The fair value of net loans is based on the discounting of scheduled cash flows through estimated maturity using market rates and management's judgment about the credit risk inherent in the different segments of the loan portfolio. Estimates of maturity, except for residential mortgage loans, are based on the stated term of the loan or CCB's estimates of prepayments considering current economic and lending conditions. Estimates of maturity for residential mortgage loans are based on prepayments estimated by secondary market sources.

Financial Liabilities

The fair value of noninterest-bearing deposits, savings and NOW accounts and money market accounts is the amount payable on demand at December 31, 1999 and 1998. The fair value of time deposits is estimated based on the discounted value of contractual cash flows using the currently offered rate for deposits with similar remaining maturities. Short-term borrowings are generally due within 90 days, and, accordingly, the carrying amount of these instruments is considered to be a reasonable approximation of their fair value. The estimated fair value of long-term debt is based on quoted market rates for the same or similar issues or is based on the market rates for debt of the same remaining maturities.

Off-Balance Sheet Financial Instruments

The estimated fair value of commitments to extend credit and standby letters of credit are equal to their carrying value due to the majority of these off-balance sheet instruments having relatively short terms to maturity and being written at variable rates. The carrying amounts of commitments to extend credit and standby letters of credit are comprised of unamortized fee income, if any. These amounts are not material to CCB. The carrying amounts are reasonable estimates of the fair value of these off-balance sheet financial instruments due to their maturity and repricing terms.

                          Independent Auditors' Report

The Board of Directors and Shareholders
CCB Financial Corporation

We have audited the consolidated balance sheets of CCB Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCB Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                     /s/ KPMG LLP

Raleigh, North Carolina
January 20, 2000